UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2022

MBIA INC.

(Exact name of registrant as specified in its charter)

Connecticut	1-9583	06-1185706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Manhattanville Road, Suite 301 Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

914-273-4545

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $1 per share	MBI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On December 6 and 9, 2022, respectively, the Company’s wholly-owned indirect subsidiary, National Public Finance Guarantee Corporation (“National”) received its final distribution of securities and cash, under the terms of the Puerto Rico Highways and Transportation Authority (“HTA”) Plan of Adjustment, which Plan went effective on December 6, 2022. The distribution consisted of approximately $177 million of bonds (representing the face value of current interest bonds and the final maturity value of capital appreciation bonds) and $46 million of cash. National previously received, on July 8, 2022, $33 million of cash and $358 million face amount of Contingent Value Instruments related to its HTA exposures in connection with the HTA Plan Support Agreement and the Commonwealth of Puerto Rico’s General Obligation and Public Building Authority’s Plan of Adjustment.

Additionally, under the terms of, and in conjunction with, the implementation of the HTA Plan of Adjustment, National has accelerated all of its remaining HTA exposure and made payments to bondholders sufficient to retire the bonds in full.

Separately, on November 17, 2022 National paid to the Company its annual dividend as of right in the approximate amount of $72 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBIAINC.

By:	/s/ Jonathan C. Harris
Jonathan C. Harris
General Counsel

Date: December 12, 2022